UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Genuine Parts Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

April 20, 2009

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2009 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on Monday, the 20th day of April 2009, at 10:00 a.m., for the following purposes:

(1) To elect as directors the eleven nominees named in the attached proxy statement;

(2) To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009;

(3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 12, 2009 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 20, 2009.

The Proxy Statement and the 2008 Annual Report to Shareholders are available at
http://www.proxydocs.com/gpc

By Order of the Board of Directors,

CAROL B. YANCEY
Senior Vice President — Finance and
Corporate Secretary

Atlanta, Georgia
February 27, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 20, 2009

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2009 Annual Meeting of Shareholders to be held on Monday, April 20, 2009, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about February 27, 2009. The Company’s 2008 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2008, is enclosed.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting for director nominees, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. To ratify the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2009. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2009 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

If you hold your shares in street name and you do not vote your shares, your bank or brokerage firm can vote your shares in its discretion on any of the matters scheduled to come before the Annual Meeting.

Only holders of record of the Company’s Common Stock at the close of business on the record date for the Annual Meeting, which is February 12, 2009, are entitled to vote at the Annual Meeting. Persons who hold shares of Common Stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 12, 2009, the Company had outstanding and entitled to vote at the Annual Meeting 159,442,764 shares of Common Stock.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

The vote required for the election of directors and the ratification of the selection of independent auditors is a majority of the shares of Common Stock outstanding and entitled to vote which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted, they will have the same effect as votes “against” both proposals.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen directorships. Mr. Richard W. Courts, II has reached mandatory retirement age for the Board and will retire on the date of the Annual Meeting. Additionally, Mr. Lawrence G. Steiner will also retire on the date of the Annual Meeting. Effective as of the date of the 2009 Annual Meeting, the number of directorships will be reduced to eleven. The Board of Directors, based on the recommendation of its Compensation, Nominating and Governance Committee, has nominated the eleven directors named below to serve until the 2010 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directorships.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares present or represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the authorized number of directorships.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. ALL VALID PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Set forth below are the names of the nominees, their principal occupations, certain other directorships, their ages as of the date of this proxy statement and the year each of them first joined the Board. For information concerning the nominees who are “independent directors” of the Company within the meaning of the New York Stock Exchange’s corporate governance standards and concerning membership of the nominees on committees of the Board of Directors, see “Corporate Governance — Independent Directors” and ‘‘— Board Committees” below.

NOMINEES FOR DIRECTOR

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since

Dr. Mary B. Bullock is President Emerita of Agnes Scott College in Atlanta, Georgia and visiting part-time professor at Emory University. Dr. Bullock retired in August of 2006 as President of Agnes Scott College, a position she held since 1995. Dr. Bullock is 64.	2002
Jean Douville is the Chairman of the Board of Directors of our wholly-owned subsidiary, UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada and a director of Richelieu Hardware Ltd. Mr. Douville is 65.	1992
Thomas C. Gallagher has been President of the Company since 1990, Chief Executive Officer since August 2004 and Chairman of the Board since February 2005. Mr. Gallagher served as Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher is 61.	1990
George C. “Jack” Guynn retired in October 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Oxford Industries, Inc. and Acuity Brands. Mr. Guynn is 66.	2006
John D. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama and serves as a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company, two of Protective Life Corporation’s subsidiaries. Mr. Johns has served as President and Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns is 57.
2002
Michael M.E. Johns, M.D. is Chancellor, Emory University, a position he has held since October 2007. From June 1996 to October 2007, Dr. Johns served as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is also a director of Johnson & Johnson and AMN Healthcare. Dr. Johns is 67.	2000
J. Hicks Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and as a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company and SunTrust Banks, Inc. Mr. Lanier is 68.	1995
Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham is 56.	2003
Jerry W. Nix has been the Vice Chairman of the Board of Directors since November 2005. He is Executive Vice President-Finance and Chief Financial Officer of the Company, a position he has held since 2000. Previously, Mr. Nix held the position of Senior Vice President-Finance from 1990 until February 2000. Mr. Nix is 63.	2005
Larry L. Prince is Chairman of the Executive Committee of the Board of Directors of the Company. Mr. Prince served as Chairman of the Board of the Company from 1990 through February 2005 and as Chief Executive Officer from 1989 through August 2004. He is also a director of Crawford & Company, and SunTrust Banks, Inc. Mr. Prince is 70.	1978
Gary W. Rollins has served as President and Chief Operating Officer since 1984 and Chief Executive Officer since 2001 of Rollins, Inc., a national provider of consumer services headquartered in Atlanta, Georgia. Mr. Rollins is a director of Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. Mr. Rollins is 64.	2005

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s thirteen current directors have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the NYSE corporate governance standards and an analysis of all facts specific to each director. The independent directors are Mary B. Bullock, Richard W. Courts II, George C. “Jack” Guynn, John D. Johns, Michael M. E. Johns, M.D., J. Hicks Lanier, Wendy B. Needham, Gary W. Rollins and Lawrence G. Steiner. Effective as of the date of the Annual Meeting, Mr. Courts and Mr. Steiner will retire as directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com and are available in print by contacting the Corporate Secretary by mail at Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia, or by telephone at (770) 953-1700.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. During 2008, the independent directors held four meetings without management. Mr. Lanier presided over all of these meetings. Interested parties who wish to communicate with the presiding independent director or the non-management directors as a group should follow the procedures found under “Corporate Governance — Shareholder Communications.”

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s proxy statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2010 Annual Meeting of Shareholders, this deadline is October 30, 2009. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.

The Compensation, Nominating and Governance Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the

Chairman of the Board, shall periodically examine the composition of the Board and determine whether the Board would better serve its purposes with the addition of one or more directors. If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee shall initiate the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Compensation, Nominating and Governance Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in the Company’s Corporate Governance Guidelines. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee shall submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Shareholder Communications

The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2008.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for Employees, Contract and/or Temporary Workers, Officers and Directors and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will also mail these materials to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Corporate Governance Guidelines.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2008, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served. All of the Company’s directors were in attendance at the Company’s 2008 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2008 is set forth below:

Executive Committee.  The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Richard W. Courts, II, Thomas C. Gallagher and J. Hicks Lanier. During 2008, this committee held six meetings. Effective as of the date of the Annual Meeting, Mr. Courts will retire as a director and will no longer serve on the Executive Committee.

Audit Committee.  The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles and (c) the independent auditor’s audit of the Company’s internal control over financial reporting, which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears later in this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Lawrence G. Steiner (Chairman), George C. Guynn, Michael M.E. Johns, M.D., Wendy B. Needham and Mary B. Bullock. All members of the Audit Committee are independent of the Company and management, required by section 303A.06 of the New York Stock Exchange listing standards and SEC Rule 10A-3. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2008, the Audit Committee held five meetings. Effective as of the date of the Annual Meeting, Mr. Steiner will retire as a director and will no longer serve on the Audit Committee.

The Board of Directors has determined that Mr. Guynn, Ms. Needham and Mr. Steiner meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Guynn retired in 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. In such capacity, Mr. Guynn has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations. Mr. Steiner retired in 2003 as Chairman and Chief Executive Officer of Ameripride Services Inc., having served as CEO since 2001 and Chairman since 1992. In such capacity, Mr. Steiner has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience.

Compensation, Nominating and Governance Committee.  The Compensation, Nominating and Governance Committee is responsible for (a) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs; (b) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders; and (c) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines and overseeing the evaluation of the Board of Directors and management. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A  description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above.

The Committee independently retains a compensation consultant, Hewitt Associates, to assist the Committee in its deliberations regarding executive compensation. The mandate of the consultant is to serve the Company and work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations. Hewitt Associates has assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, design of long-term incentive grants and reporting of executive compensation under the SEC’s proxy disclosure rules. Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources and Hewitt Associates, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considers, discusses, modifies as appropriate, and takes action on such proposals.

The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chairman), John D. Johns, Richard W. Courts, II and Gary W. Rollins. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by Sections 303A.04 and 303A.05 of the NYSE listing standards. During 2008, the Compensation, Nominating and Governance Committee held three meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com. Effective as of the date of the Annual Meeting, Mr. Courts will retire as a director and will no longer serve on the Compensation, Nominating and Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 12, 2009, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
		Beneficially		Percent
Title of Class	Name and Address of Beneficial Owner	Owned		of Class

Common Stock, $1.00 par value	Barclays Global Investors, N.A 45 Fremont Street San Francisco, CA 94105	9,061,635	(1)	5.7%

(1)	This information is based upon information included in a Schedule 13G filed on February 5, 2009 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, each of which does not affirm the existence of a group. The reporting entities, taken as a whole, report sole voting power with respect to 7,947,518 shares and sole dispositive power with respect to all 9,061,635 shares. According to the filing, the reported shares are held by the reporting entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 12, 2009:

	Shares of		Percentage of
	Common Stock		Common Stock
Name	Beneficially Owned(1)		Outstanding

Mary B. Bullock	13,309	(2)	*
Richard W. Courts, II	214,893	(3)	*
Paul D. Donahue	97,880	(4)	*
Jean Douville	24,865	(5)	*
Thomas C. Gallagher	917,160	(6)	*
George C. “Jack” Guynn	4,449	(7)	*
John D. Johns	17,881	(8)	*
Michael M. E. Johns, M.D.	23,737	(9)	*
J. Hicks Lanier	52,399	(10)	*
Wendy B. Needham	9,518	(11)	*
Jerry W. Nix	3,337,944	(12)	2.1%
Larry L. Prince	411,681	(13)	*
Gary W. Rollins	40,124	(14)	*
Larry R. Samuelson	126,450	(15)	*
Lawrence G. Steiner	24,388	(16)	*
Robert J. Susor	1,290,219	(17)	*
Directors, Nominees and Executive Officers as a Group (16 persons)	5,518,366	(18)	3.5%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 4,790 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation of Directors.”

(3)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 12, 2009, (ii) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 11,799 shares of Common Stock equivalents held in Mr. Courts’ stock account under the Directors’ Deferred Compensation Plan. Also includes 225 shares owned by Mr. Courts’ wife, 1,350 shares held by a trust for which Mr. Courts is a trustee, 110,000 shares held by a charitable foundation of which Mr. Courts is the President and 80,000 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. Mr. Courts disclaims beneficial ownership as to the shares held by his wife and such trusts and foundations.

(4)	Includes (i) 94,200 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 12, 2009. Does not include 7,538 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(5)	Includes (i) 20,000 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 12, 2009 and (ii) 2,615 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes (i) 590,221 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 12, 2009, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 30,269 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(7)	Includes (i) 3,449 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(8)	Includes (i) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 7,309 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan and (iii) 2,053 shares owned by Mr. Johns’ wife, as to which Mr. Johns disclaims beneficial ownership.

(9)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 12, 2009, (ii) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (iii) 11,286 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(10)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 12, 2009, (ii) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustee. Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustees, 2,250 shares owned by Oxford Industries Foundation as to which Mr. Lanier has shared voting and investment power, and 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has sole voting and shared investment power. Mr. Lanier disclaims beneficial ownership as to the shares held in such trusts and foundations.

(11)	Includes (i) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 1,000 shares held jointly by Ms. Needham and her husband.

(12)	Includes 171,741 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 12, 2009. Also includes 2,016,932 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Nix is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Nix is one of four trustees. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts. Does not include 12,350 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Nix.

(13)	Includes (i) 5,094 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by means of retirement and (ii) 25,000 shares held by Mr. Prince’s wife. Mr. Prince disclaims beneficial ownership as to all such shares held by his wife.

(14)	Includes (i) 5,094 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 500 shares held by Mr. Rollins’ wife and (iii) 34,030 shares held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held by his wife and in trust.

(15)	Includes 97,401 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 12, 2009. Does not include 6,708 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Samuelson.

(16)	Includes (i) 3,000 shares subject to stock options exercisable currently or within 60 days after February 12, 2009, (ii) 8,518 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,407 shares held in trust for the benefit of Mr. Steiner, for which Mr. Steiner has sole voting and investment power. Also includes 4,463 shares owned by Mr. Steiner’s wife as to which such shares Mr. Steiner disclaims beneficial ownership.

(17)	Includes (i) 159,391 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 12, 2009 and (ii) 688 shares owned jointly by Mr. Susor and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees of which Mr. Susor is one of four trustees. Mr. Susor disclaims beneficial ownership as to all such shares held in trust. Does not include 9,386 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Susor.

(18)	Includes (i) 1,218,221 shares or rights issuable to certain executive officers and directors upon the exercise of options, stock appreciation rights and restricted stock units that are exercisable currently or within 60 days after February 12, 2009; (ii) 2,016,932 shares held in trust for Company’s employees under the Company’s Pension Plan; (iii) 1,088,532 shares held in a benefit fund for Company employees; and (iv) 37,800 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will give an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2008 to the following individuals, whom we refer to as our named executive officers:

•	Thomas C. Gallagher, Chairman, President and Chief Executive Officer

•	Jerry W. Nix, Vice Chairman and Chief Financial Officer

•	Larry R. Samuelson, President — U.S. Automotive Parts Group

•	Robert J. Susor, Executive Vice President

•	Paul D. Donahue, Executive Vice President

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that both short-term and long-term incentive compensation paid to executive officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company and (c) our assessment of the competitive marketplace, including other peer companies. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with us. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice

Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit goals
•   Provides focus on meeting annual goals that lead to our long-term success

•   Provides annual performance-based cash incentive compensation

•   Motivates achievement of critical annual performance metrics

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Long-Term Incentives	Stock Appreciation Rights (SARs):

•   Sustained stock price appreciation, thereby aligning executives’ interests with those of shareholders

• Continued employment with the Company during a three-year vesting period	The combination of SARs and PRSUs provides a blended long-term focus on:

•   Sustained stock price performance

•   Achievement of pre-tax profitability targets

•   Executive ownership of our stock

• Executive retention in a challenging business environment and competitive labor market
Performance Restricted Stock Units (PRSUs):

•   Sustained pre-tax profitability (determines the number of PRSUs that are earned)

•   Focus on our stock price performance

• Continued employment with the Company during a four-year vesting period (five years including the performance year)

Retirement Benefits
•   Our executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax-qualified and nonqualified retirement plans.

•   The Tax Deferred Savings Plan is a nonqualified voluntary deferral program that allows our executive officers to defer and invest a portion of their annual bonus.

•   The Supplemental Retirement Plan (SRP) is a nonqualified, noncontributory “restoration” program. The SRP applies only to persons whose annual earnings are expected to be equal to or greater than the IRS Code limitations, and is intended to make those employees “whole” on amounts the executive would have been entitled to receive under the regular pension plan had that plan not been limited by the IRS Code.
• The Tax Deferred Savings Plan provides a voluntary tax-deferred retirement savings vehicle for our executive officers. See the Tax Deferred Savings Plan as described in more detail within the Executive Compensation section of this Proxy Statement.

• The SRP provides a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs, and makes total retirement benefits for our executive officers commensurate with those available to our other employees as a percentage of pay. See the SRP as described in more detail within the Executive Compensation section of this Proxy Statement.

Welfare Benefits
•   Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans.

•   Continuation of welfare benefits may occur as part of severance upon certain terminations of employment.
These benefits are part of our broad-based total compensation program.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Additional Benefits and Perquisites	• CEO only: Board-mandated requirement that the corporate aircraft be used for personal travel. • CEO only: Selected club memberships	The Board requires that our CEO use the corporate aircraft for personal travel to accommodate security, availability and efficiency concerns.

Club memberships facilitate the CEO’s role as a Company representative in the community.

Change in Control and Termination Benefits	We have change in control agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated within two years after a change in control.	Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. See the Change in Control Arrangements as described in more detail within the Executive Compensation section of this Proxy Statement.

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we seek to provide competitive pay by targeting the 50th percentile relative to a peer group for total direct compensation opportunities, including salary, target annual bonus, and long-term incentives. To achieve the 50th percentile positioning for the annual cash compensation component, we provide somewhat conservative base salaries and higher-than-average target bonus opportunities, to focus less on fixed pay and more on performance-based opportunities. Targeted annual cash bonus opportunities are based on our budgeted annual pre-tax profit goals, and may fluctuate from year-to-year.

With the assistance of an independent compensation consultant, Hewitt Associates, we collect and analyze competitive market data every year. This data is referenced when targeting the 50th percentile positioning for annual cash compensation discussed above. Data sources include public company proxy statements, published compensation surveys, and a private total compensation database maintained by Hewitt Associates. We compare compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar companies (our “Comparison Group”). The Comparison Group includes companies from three industry segments in which we compete: automotive parts, industrial parts and office products. The study group includes companies that make up the Dow Jones Auto Parts and Equipment Index (with respect to the automotive parts segment as the Company is a member of such industry group), Applied Industrial Technologies, Inc. and Kaman Corporation (with respect to the industrial parts segment), and United Stationers Inc. (with respect to the office products segment). Competitive data is adjusted based on the Company’s and/or relevant business unit’s revenue size using regression analysis. This adjustment allows for more accurate comparisons to be made. In addition, Hewitt Associates also provides us with competitive pay information for a separate reference group of companies consisting of both local and industry competitors (either at the corporate or subsidiary level). While this information is helpful in assessing our competitive position among similar companies in the marketplace, we do not use this information to benchmark our targeted pay at the desired range relative to our peers.

Hewitt Associates provides competitive data that allows the Company to make decisions regarding the setting of total compensation opportunities for each named executive. The Company has not routinely called upon Hewitt Associates to assist in determining actual compensation amounts for executives, but believes that its relationship with Hewitt Associates enables the Company and its Compensation, Nominating and Governance Committee to make appropriate decisions regarding the setting of compensation amounts.

2008 Base Salary

Our base salary levels reflect a combination of factors, including competitive pay levels relative to peer groups discussed above, the executive’s experience and tenure, our overall annual budget for both merit increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

As noted above, our compensation philosophy targets base salaries that are somewhat below market for comparable positions. The base salaries of our named executive officers compared to competitive benchmarking reflect our conservative philosophy. Base salary increases for 2008 are consistent with marketplace data and practice, and consistent with pay increase budgets provided to our subsidiaries for 2008. Base salary increases granted to Messrs. Gallagher, Nix, Samuelson, Susor and Donahue for 2008 ranged from 3.5 to 5.2 percent and were established after considering job performance, internal pay alignment and equity, and marketplace competitiveness.

2008 Annual Incentive Plan

Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. As in setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. Budgeted pre-tax profit is the primary factor, as target bonus opportunities are adjusted annually when we set our pre-tax profit goals for the year. We do not target annual bonus opportunities at any particular percentage of total compensation.

As mentioned above, we set higher than average target bonus opportunities relative to our Comparison Group so that, when combined with conservative salary levels, the targeted annual cash compensation of our executive officers is near the 50th percentile relative to our Comparison Group based on competitive benchmarking by Hewitt Associates. Actual cash compensation levels may exceed the 50th percentile to the extent actual performance exceeds our annual performance goals.

For Messrs. Gallagher and Nix we set annual bonus opportunities for 2008 based on achievement of performance goals relating to pre-tax profits of the Company, which we believe has a strong correlation with shareholder value. The profit goals for the Company are determined by aggregating profit goals for the Company’s subsidiaries, which are each set based upon (i) prior year performance by store, branch, or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, or distribution center; and (iii) specific market conditions. We set the profit goals for 2008 bonus opportunities at levels that are intended to reflect improvements in performance over the prior fiscal year and better than average growth within our competitive industry

Mr. Donahue’s annual bonus opportunity for 2008 was based upon two performance measurements: (i) profit goals relating to the Company; and (ii) the aggregated profit goals of Auto Todo, Balkamp, Rayloc and Altrom. Each of the two bonus opportunities for these two performance measurements was weighted 50%. We believe these performance measurements appropriately focus Mr. Donahue’s efforts on the business units for which he has responsibility.

Mr. Samuelson’s annual bonus opportunity for 2008 was based on profit, sales, and inventory turnover goals relating to our Automotive Parts Group (APG) and UAP Inc. (UAP), weighted 50% for profit, 30% for sales, and 20% for inventory turnover. While our other named executive officers have duties and responsibilities relating to the overall company, Mr. Samuelson’s efforts are more focused as President of APG and Vice Chairman and Chief Executive Officer of UAP. Therefore, we believe it is appropriate to base his bonus opportunities on performance goals relating to the results of APG and UAP.

Mr. Susor’s annual bonus opportunity for 2008 was based on pre-tax profit goals relating to: (i) our Automotive Parts Group (APG); and (ii) the aggregated profit goals of Auto Todo, Altrom and UAP. Each of the two bonus opportunities was weighted 50%. We believe these performance measurements appropriately focus Mr. Susor’s efforts on the automotive operations for which he has the most influence.

Once performance goals have been set and approved, the Compensation, Nominating and Governance Committee then sets a range of bonus opportunities for each named executive officer based on achievement of such goals. Target bonus opportunities for 2008 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Gallagher, 165%; Mr. Nix, 112%; Mr. Samuelson, 95%; Mr. Susor, 95%; and Mr. Donahue, 108%. These targets reflect the Company’s philosophy of providing higher-than-average bonus opportunities relative to our Comparison Group.

The performance goals set for each executive officer, along with the base salary increase granted, allow the calculation of target bonus opportunities to occur. After the Company’s profit goals are determined, total cash compensation targets are set to establish a correlation with the Company’s profit and performance goals. Base salaries are then determined with increase amounts generally commensurate with increases granted to employees throughout the Company, as well as marketplace pay increase percentages. The executive’s resultant base salary is then compared to their target total cash compensation. The difference between base salary and target total cash compensation is typically established as the executive’s target bonus opportunity. This methodology directly reinforces the Company’s pay-for-performance philosophy.

Actual bonus amounts for 2008 were determined based on relative achievement of the performance goals. Messrs. Gallagher and Nix were eligible to earn from 40% of their target bonus amount (if the Company achieved 85% of its pre-tax profits goal) to 150% of their target bonus amount (if the Company achieved 110% of its pre-tax profits goal). No bonus is earned if performance falls below 85% of the pre-tax profit goal. See the table below.

Pre-Tax Profit as a % of Profit Goal	% of Target Bonus

Below 85%	0%
85%	40%
100%	100%
110%	150%
Above 110%	150%

Straight-line interpolation is used between data points.

For Mr. Samuelson, the performance range varies based on the performance measure. The performance range for APG and UAP profit vs. quota was 89% to 111%, the range for APG and UAP sales vs. quota was 95% to 105%, and the range for APG and UAP inventory turnover vs. quota was 85% to 115%. Depending on the achievement level, the corresponding bonus opportunity as a percentage of target ranged from 38% to 213% for the pre-tax profit performance measure, from 47% to 150% for the sales performance measure, and from 15% to 150% for the inventory turnover performance measure. No bonus is earned if performance falls below the minimum requirement for any performance measure. See the table below.

	% of Target				% of Target
Pre-Tax Profit	Bonus x 50%		% of Target	Inventory	Bonus x 20%
as a % of	(Pre-Tax	Sales as a%	Bonus x 30%	Turnover as a	(Inventory
Quota	Profit)	of Quota	(Sales)	% of Quota	Turnover)

Below 89%	0%	Below 95.0%	0.0%	Below 85%	0%
89%	38%	95.0%	47.0%	85%	15%
100%	100%	100.0%	100.0%	100%	100%
111%	213%	105.0%	150.0%	115%	150%
Above 111%	213%	Above 105.0%	150.0%	Above 115%	150%

Straight-line interpolation is used between data points.

For Mr. Susor, the performance range for profit versus quota for both APG profit versus quota, and the sum of the profits of Auto Todo, Altrom, and UAP versus quota, was 89% to 111%. The corresponding bonus opportunity as a percentage of target ranged from 38% to 213% for each performance measure, depending on achievement level. No bonus is earned if performance falls below the minimum requirement for any performance measure. See the table below.

Pre-Tax Profit as a % of Quota	% of Target Bonus x 50% (Pre-Tax Profit)

Below 89%	0%
89%	38%
100%	100%
111%	213%
Above 111%	213%

Straight-line interpolation is used between data points.

For Mr. Donahue, the performance range varies based on the performance measure. For the automotive portion of his bonus, he is eligible to earn from 38% of his target bonus amount (if 89% of pre-tax profit is achieved) to 213% of his target bonus amount (if 111% of pre-tax profit is achieved). No bonus is earned if performance falls below 89% of the pre-tax profit goal. For the Company portion of his bonus, he is eligible to earn from 40% of his target bonus amount (if 85% of pre-tax profit for the Company is achieved) to 150% of his target bonus amount (if 110% of the Company pre-tax profit is achieved). No bonus for the Company portion of his bonus is earned if performance falls below 85% of the Company’s pre-tax profit goal. See the table below.

	% of Target		% of Target
Pre-Tax Profit (Automotive)	Bonus x 50%	Pre-Tax Profit (Company)	Bonus x 50%
as a %	(Pre-Tax	as a% of	(Pre-Tax
of Quota	Profit)	Quota	Profit)

Below 89%	0%	Below 85%	0%
89%	38%	85%	40%
100%	100%	100%	100%
111%	213%	110%	150%
Above 111%	213%	Above 110%	150%

Straight-line interpolation is used between data points.

The bonus formulas under the Annual Incentive Plan are applied strictly. The Committee does not exercise discretion to increase bonus payments for the named executive officers (although it could exercise discretion to reduce the actual bonus amounts).

For 2008, the Company’s pre-tax profit was below the target level set for executive officer incentive bonuses, resulting in bonus payments equal to 60% of the target bonus opportunity for Messrs. Gallagher and Nix. APG and UAP achieved profit, sales and inventory turnover results below the target levels set for Mr. Samuelson’s incentive bonus, resulting in a bonus payment equal to 35% of Mr. Samuelson’s target bonus opportunity. Mr. Donahue’s program resulted in a bonus payment equal to 30% of the target opportunity, and Mr. Susor’s program produced a bonus payment equal to 37% of target.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2008, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2008.

2008 Long-Term Incentives

During 2008, the Compensation, Nominating and Governance Committee approved long-term equity-based incentive compensation to our executive officers in the form of Stock Appreciation Rights (“SARs”) and Performance Restricted Stock Units (“PRSUs”). We believe these grants are effective for aligning executive performance and achievement with shareholder interests.

•	SARs: Each SAR represents the right to receive upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the base value of the grant. The SARs were granted with a base value equal to the closing stock price on the date the Committee approved the award. The SARs vest in equal annual installments on the first three anniversaries following the grant date and have a ten-year exercise period.

•	PRSUs: The PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2008 pre-tax profit performance. If the Company achieves 100% or greater of its 2008 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of its 2008 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of its 2008 pre-tax profit goal, then no PRSUs will be earned. To the extent the PRSUs are earned, they are subject to a mandatory four-year vesting schedule (e.g., for PRSUs granted in 2008, shares of restricted stock will be earned in 2009 based on 2008 performance and will vest on December 31, 2012). Dividends declared after the restricted shares are earned are accrued and converted into additional shares of stock at the end of the vesting period.

The Committee continues to target a long-term incentive mix of 60% SAR value and 40% PRSU value. This approach is in line with the market practice of using more than one type of award to provide long-term incentives. The main objectives of the programs are to:

•	Provide pay-for-performance opportunities and reinforce a high performance culture;

•	Align interests of our executives with our shareholders;

•	Establish goals and standards that motivate our executive officers to enhance shareholder value; and

•	Be simple, straightforward, and transparent.

In general, the number of SARs and PRSUs awarded to our named executive officers is determined by targeting a value that is below the median value of long-term incentive compensation based on competitive market data provided by Hewitt Associates. Adjustments may be made to reflect job performance and address any internal equity issues that may exist. Determining long-term incentive awards in this manner assists us in achieving our target total compensation objectives and is consistent with our total compensation philosophy.

Grants to our named executive officers have historically been determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in Hewitt’s annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

•	The Company’s profitability, including the impact of FAS 123R accounting on the cost of the programs; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

The number of PRSUs granted to our named executive officers in 2008 was 20% over the prior year award amount. The number of SARs granted was 15% over the prior year amount. The increase in the number of SARS and PRSUs granted reflects the 20% lower grant price — resulting in approximately the same value of awards. The Committee engages Hewitt Associates annually to review competitive long-term incentive grant levels, and we intend to continue to closely monitor our competitive position, program alternatives and the financial implications to the Company. Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Change in Control Arrangements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

We believe that the potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities. We use an approximate 60/40 mix with regard to SAR and PRSU grant value, to balance retention and performance.

Timing of Compensation

Base salary adjustments, annual incentive plan payments, and SAR/PRSU grants were made at the April 1, 2008 meeting of the Compensation, Nominating and Governance Committee. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for SARs is established at the fair market value of the closing price of our stock on the date the Committee approves the grant.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; and (ii) other covered executives — ownership equal to one to three times prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines, either from the date of adoption of the policy in November 2006, or the date of appointment to a qualifying position, whichever is later. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

With regard to Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The Annual Incentive Plan has been approved by shareholders and is designed to qualify as “performance-based” to be fully deductible by the Company. The 2006 Long-Term Incentive Plan is approved by shareholders and permits the award of stock options, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

Role of Executive Officers in Determining Compensation

Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than himself). Mr. Gallagher makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Gallagher is not involved with any aspect of determining his own compensation.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2008 SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Non-
						Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Thomas C. Gallagher	2008	875,000	420,857	733,461	866,716	1,565,241	210,159	4,671,434
Chairman, President, and	2007	835,000	334,489	796,194	1,332,340	1,568,728	163,189	5,029,940
Chief Executive Officer	2006	800,000	233,605	594,904	1,308,661	783,980	116,198	3,837,348
Jerry W. Nix	2008	505,000	172,493	338,642	338,889	750,075	2,760	2,107,859
Vice Chairman and Chief	2007	480,000	132,333	324,866	517,055	848,979	2,700	2,305,933
Financial Officer	2006	460,000	85,422	230,599	509,868	396,436	2,640	1,684,965
Larry R. Samuelson	2008	445,000	118,427	274,257	146,653	367,701	2,760	1,354,798
President — U.S.	2007	430,000	133,202	299,913	203,476	461,306	2,700	1,530,597
Automotive Parts Group	2006	415,000	93,857	246,802	343,445	343,630	2,640	1,445,374
Robert J. Susor	2008	425,000	132,648	234,808	150,101	641,254	2,760	1,586,571
Executive Vice President	2007	405,000	105,879	246,800	378,558	599,191	2,700	1,738,128
	2006	390,000	74,604	199,941	371,779	364,347	2,640	1,403,311
Paul D. Donahue(5)	2008	420,000	111,519	198,002	136,455	136,261	2,760	1,004,997
Executive Vice President	2007	390,421	24,063	142,451	425,000	75,839	2,700	1,060,474

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in prior years for which we continued to recognize expense in 2008. The assumptions used in determining the grant date fair values of the option awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 (with respect to option awards granted in 2008, 2007 and 2006), our Annual Report on Form 10-K for the year ended December 31, 2007 (with respect to option awards granted in 2005), and our Annual Report on Form 10-K for the year ended December 31, 2000 (with respect to option awards granted in 2000 and 1999), each filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2008 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan, and with respect to Mr. Gallagher, our Original Deferred Compensation Plan.

(4)	Amounts reflected in this column include 401(k) matching contributions in the amount of $2,760 for each named executive officer. The amount shown for Mr. Gallagher also includes his personal use of company aircraft ($163,027), club membership dues ($7,447) and tax gross-ups on his personal aircraft use ($36,925). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The Board of Directors mandates that the Company’s Chief Executive Officer use corporate aircraft for personal travel to accommodate security, availability and efficiency concerns.

(5)	On August 20, 2007, Mr. Donahue was named Executive Vice President by the Board of Directors. Previously, Mr. Donahue served as President and Chief Operating Officer of the Company’s office products subsidiary, S.P. Richards.

2008 GRANTS OF PLAN-BASED AWARDS

								All Other
								Option	Exercise	Grant
								Awards:	or	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Price of	Stock and
		Plan Awards(1)			Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)

Thomas C. Gallagher		578,000	1,445,000	2,167,500
	4/1/2008				6,000	12,000	12,000			499,920
	4/1/2008							90,000	41.66	563,328
Jerry W. Nix		226,000	565,000	847,500
	4/1/2008				2,790	5,580	5,580			232,463
	4/1/2008							41,400	41.66	259,131
Larry R. Samuelson		12,683	422,750	767,292
	4/1/2008				2,340	4,680	4,680			194,969
	4/1/2008							31,000	41.66	194,035
Robert J. Susor		76,950	405,000	863,056
	4/1/2008				1,860	3,720	3,720			154,975
	4/1/2008							27,600	41.66	172,754
Paul D. Donahue		86,450	455,000	799,053
	4/1/2008				1,860	3,720	3,720			154,975
	4/1/2008							27,600	41.66	172,754

(1)	Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2008 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Represents threshold, target and maximum number of performance-based restricted stock units (“PRSUs”) to be earned on December 31, 2008 based on the Company’s achievement of pre-tax profit goals. If the Company achieves 100% or greater of its 2008 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of its 2008 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of its 2008 pre-tax profit goal, then no PRSUs will be earned. Each PRSU that is earned represents a contingent right to receive one share of Company Common Stock in the future. PRSUs earned for the 2008 fiscal year will vest and be settled in shares of Common Stock on December 31, 2012 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s Common Stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Each stock appreciation right (“SAR”) represents the right to receive from the Company upon exercise an amount, payable in shares of Common Stock, equal to the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s Common Stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR or upon a change in control of the Company. The SARs granted on April 1, 2008 will expire on April 1, 2018 or earlier upon termination of employment. Additional information regarding the SARs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Represents the grant date fair value of the award determined in accordance with FAS 123R. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock That
	Unexercised	Unexercised		Option	Option	Stock That		Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		(11)
Thomas C. Gallagher		90,000	(1)	41.66	4/1/2018

	26,000	52,000	(2)	49.16	3/27/2017

						8,404	(7)	318,186

	52,000	26,000	(3)	44.20	3/27/2016

						10,714	(8)	405,645

	78,000	—		43.93	3/14/2015

						11,047	(9)	418,250

	69,000	—		36.58	4/19/2014

	150,000	—		32.04	8/19/2012

	17,500	—		21.375	6/20/2010

	106,475	—		32.4375	4/19/2009

	6,164	3,082	(4)	32.4375	4/19/2009

						7,500	(10)	283,950

Jerry W. Nix		41,400	(1)	41.66	4/1/2018

	12,000	24,000	(2)	49.16	3/27/2017

						3,908	(7)	147,951

	24,000	12,000	(3)	44.20	3/27/2016

						4,982	(8)	188,625

	24,000	—		43.93	3/14/2015

						3,425	(9)	129,658

	24,000	—		36.58	4/19/2014

	42,750	—		32.04	8/19/2012

	2,520	9,342	(3)	21.4063	6/20/2010

	1,435	—		32.0938

Larry R. Samuelson	—	31,000	(1)	41.66	4/1/2018

	9,000	18,000	(2)	49.16	3/27/2017

	20,000	10,000	(3)	44.20	3/27/2016

						2,355	(8)	89,161

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock That
	Unexercised	Unexercised		Option	Option	Stock That		Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		(11)
	30,000	—		43.93	3/14/2015

						4,308	(9)	163,118

	3,816	9,356	(5)	21.375	6/20/2010

	574	—		32.0938	4/19/2009

Robert J. Susor		27,600	(1)	41.66	4/1/2018

						1,117	(6)	42,290

	8,000	16,000	(2)	49.16	3/27/2017

						2,605	(7)	98,621

	16,000	8,000	(3)	44.20	3/27/2016

						3,321	(8)	125,750

	24,000	—		43.93	3/14/2015

						3,425	(9)	129,658

	24,000	—		36.58	4/19/2014

	35,000	—		32.04	8/19/2012

	2,520	9,342	(5)	21.4063	6/20/2010

	20,000	—		32.0938	4/19/2009

Paul D. Donahue		27,600	(1)	41.66	4/1/2018

	8,000	16,000	(2)	49.16	3/27/2017

						2,605	(7)	98,621

	12,000	6,000	(3)	44.20	3/27/2016

						2,571	(8)	97,355

	18,000			43.93	3/27/2015

						2,334	(9)	88,376

	18,000	—		36.58	4/19/2014

	15,000	—		32.05	10/1/2013

(1)	The SARs were granted on April 1, 2008 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	The SARs were granted on March 27, 2007 and vest in one-third increments on each of the first three anniversaries of the grant date.

(3)	The SARs were granted on March 27, 2006 and vest in one-third increments on each of the first three anniversaries of the grant date.

(4)	The stock options were granted on April 19, 1999 and vest in one-third increments on each of January 1, 2007, January 1, 2008, and January 1, 2009.

(5)	The stock options were granted on June 20, 2000. For Messrs. Nix and Susor, the options vest with respect to 4,671 shares on each of January 1, 2009 and January 1, 2010. For Mr. Samuelson, the options vest with respect to 4,678 shares on each of January 1, 2009 and January 1, 2010.

(6)	The PRSUs were granted on April 1, 2008 and vest on December 31, 2012, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(7)	The PRSUs were granted on March 27, 2007 and vest on December 31, 2011, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(8)	The PRSUs were granted on March 27, 2006 and vest on December 31, 2010, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(9)	The PRSUs were granted on March 14, 2005 and vest on December 31, 2009, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(10)	Shares of restricted stock were granted on February 25, 1999 and will vest on February 25, 2009, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(11)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2008 of $37.86 per share.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise ($)	Exercise	on Exercise ($)
Name	(#)	(1)	(#)	(2)

Thomas C. Gallagher	12,500	283,188	10,246	384,874
Jerry W. Nix	—	—	3,490	131,111
Larry R. Samuelson	—	—	4,391	164,946
Robert J. Susor	—	—	3,490	131,111
Paul D. Donahue	—	—	2,702	101,505

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares on the vesting date.

2008 PENSION BENEFITS

		Number of	Present
		Years	Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service (#)	Benefit ($)	Last Fiscal Year ($)

Thomas C. Gallagher	Pension Plan	38.50	777,731	—
	Supplemental Retirement Plan	38.50	7,033,356	—
	Original Deferred Compensation Plan	30.00	377,585	—
Jerry W. Nix	Pension Plan	30.33	800,473	—
	Supplemental Retirement Plan	30.33	2,653,243	—
Larry R. Samuelson	Pension Plan	34.25	793,517	—
	Supplemental Retirement Plan	34.25	2,285,068	—
Robert J. Susor	Pension Plan	40.67	921,070	—
	Supplemental Retirement Plan	40.67	2,366,713	—
Paul D. Donahue	Pension Plan	5.83	109,124	—
	Supplemental Retirement Plan	5.83	292,530	—

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits and any payments made during the last fiscal year with respect to The Genuine Parts Company Pension Plan (the “Pension Plan”), the Supplemental Retirement Plan (the “SRP”), and The Genuine Parts Company Original Deferred Compensation Plan (the “ODCP”).

The Pension Plan is a broad based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008 to provide that employees hired on or after that date are not eligible to participate in the plan. In general, all employees hired before March 1, 2008 except leased employees, independent contractors, and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five years of earnings out of the last ten years. Earnings are generally based on total pay (generally W-2 compensation plus pre-tax salary deferrals), but do not include amounts of deferred compensation. The service amounts shown in the table above for the Pension Plan and the SRP represent actual years of service with the Company. No additional years of credited service have been granted to the named executive officers under the Pension Plan.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases, for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) savings plan effective January 1, 2009. The freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions (e.g,, the Pension Plan and the Genuine Partnership Plan). All named executive offers except Mr. Donahue satisfied the Rule of 70 criteria and elected to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. Minimum lump sum distributions of benefits are available if less than or equal to $5,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

The pension benefit payable under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings on his normal retirement date (which is considered to be age 65 with at least five years of participation service), less 50% of his monthly Social Security benefit. The applicable percentage is based on years of credited service at normal retirement and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service at normal retirement. For such individuals, 30% of the participant’s average earnings are multiplied by a fraction with the numerator equal to credited service at normal retirement (not to exceed 180 months) and the denominator equal to 180.

The benefit described above begins at age 65; however, early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes age 65. As of December 31, 2008, Messrs. Gallagher, Nix, Samuelson and Susor were eligible for early retirement benefits.

For Mr. Donahue termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan as amended effective after December 31, 2008, Mr. Donahue does not satisfy the Rule of 70 Criteria and as a result, the numerator of his service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if he had earned credited service through his normal retirement date.

Participants are fully vested in benefits after seven years of service, with partial vesting after three years of service. Participants may earn up to two years of additional benefit service while disabled and receiving long term disability benefits from The Genuine Parts Company Long Term Disability Plan. The Pension Plan was amended effective December 31, 2008 to provide that only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn additional service for disability purposes. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. A surviving spouse may waive the 50% joint and survivor death benefit and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

Effective January 1, 2009, in the event of a change in control a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. In addition, pension benefits that would have been earned under the Pension Plan had compensation not been deferred are provided by the SRP. Otherwise, the provisions of the SRP as in effect on December 31, 2008 are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, death or change in control. A participant who is eligible for early retirement under the Pension Plan and terminates employment due to a change in control will receive an immediate lump sum payment of any benefits due from the SRP as in effect on December 31, 2008.

The SRP was amended and restated effective January 1, 2009 to provide that no employees may commence participation in the plan on or after that date. The amended plan provides full vesting and an immediate lump sum payment of any benefits due under the SRP if a participant dies, and full vesting of benefits accrued under the SRP in the event the plan is terminated or the participant becomes disabled. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service is frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

Benefits earned under the SRP are paid from Company assets, and are grossed-up for any FICA taxes due. Executives sign a joinder agreement to become participants in the SRP and select an option form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported above as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption for 2008 is 6.50% for the Pension Plan and the SRP. The mortality table assumption for the Pension Plan is the RP 2000 Mortality Table, with a blue collar adjustment, and with mortality improvements projected to 2015 using Scale AA. The mortality assumption for the SRP is the same except that a white collar adjustment is applied. SRP benefits have been adjusted by 1.45% to account for estimated FICA tax gross-ups.

The ODCP is a nonqualified plan that provides an annuity benefit, funded partially by executive salary deferrals. Mr. Gallagher is the only named executive officer in this plan, and his annual salary deferrals total $9,441 for these benefits. The retirement benefit is derived by converting the account balance at the retirement date to an annuity, using insurance company annuity tables applicable to individuals of similar age and risk categories. The annuity is then doubled to arrive at the retirement benefit amount. The retirement benefit is payable as a 10-year certain and life annuity at age 65 for normal retirement, or at age 55 with 15 years of service for early retirement. Mr. Gallagher is currently eligible for early retirement benefits under the ODCP. There is a minimum benefit guarantee of $40,000 per year for normal retirement, and also a specified death and disability benefit of $3,333 per month. These benefits are payable from Company assets. The service amount shown in the table represents the period during which Mr. Gallagher has been making salary deferrals for benefits provided by the ODCP. Amounts reported as the actuarial present value of accumulated benefits under the ODCP are computed based on insurance company estimates of benefit amounts payable at age 65 and the interest and mortality assumptions the Company uses for purposes of financial statement disclosures of the SRP referred to above.

2008 NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions	Earnings in	Distributions	Balance at Last
Name	Last FY ($)(1)	in Last FY ($)	Last FY ($)	($)	FYE ($)(2)

Thomas C. Gallagher	100,000	—	(343,175)	—	1,009,235
Jerry W. Nix	258,527	—	(289,050)	—	521,769
Larry R. Samuelson	-0-	—	—	—	—
Robert J. Susor	75,711	—	(209,993)	—	481,315
Paul D. Donahue	85,000	—	(60,318)	—	111,100

(1)	Reflects deferrals under the Company’s Tax Deferred Savings Plan of incentive bonuses earned for 2007 and paid to the named executive officers in 2008. These amounts are not reported as 2008 compensation in the Summary Compensation Table.

(2)	Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Gallagher, $200,000; Mr. Nix, $513,461; Mr. Samuelson, $0; Mr. Susor, $150,067; Mr. Donahue, $169,723.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.  The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), he will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Messrs. Gallagher, Nix and Susor, and two in the case of Messrs. Donahue and Samuelson) of the executive’s then-current annual salary and the average of the annual bonuses he received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements provide for a gross-up of applicable excise tax imposed under Section 4999 of the Internal Revenue Code, provided that amounts determined to be parachute payments exceed 110% of the amount that could be paid without triggering the excise tax. If the parachute payments are less than that threshold amount, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Termination Payments and Benefits.  The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2008 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2008 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2008 and (ii) vested account balances under our Partnership Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

Thomas C. Gallagher

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	6,422,030	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	16,712	16,712	—	16,712
Restricted Stock and PRSUs(3)	—	1,142,081	1,142,081	—	1,142,081
Retirement Benefits
Pension Plan(4)	69,640	34,820	91,647	69,640	69,640	(5)
Supplemental Retirement Plan(6)	547,682	547,682	547,682	547,682	9,473,670	(7)
Original Def Comp Plan(8)	30,174	40,000	40,000	30,174	570,982	(9)
Tax-Deferred Savings Plan(10)	1,009,235	1,009,235	1,009,235	1,009,235	1,009,235
Other Benefits
Health & Welfare Coverage	—	—	—	—	16,180	(11)
Total	1,656,731	2,790,530	2,847,357	1,656,731	18,720,530

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2008 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios reflect a single payment of an annual annuity stream, assuming a 50% joint and survivor annuity option payable at December 31, 2008 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Gallagher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $1,096,239.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except involuntary termination following a change in control) reflect a single payment of an annual annuity stream, assuming payment under a 100% joint and survivor annuity option, which was elected by Mr. Gallagher when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2008 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is

$103,152. Under the terms of the Supplemental Retirement Plan as amended and restated effective January 1, 2009, Mr. Gallagher’s spouse would receive a lump sum death benefit of $4,073,991 instead of the annuity death benefit shown in the table.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $135,405.

(8)	Original Deferred Compensation Plan benefits are payable as a 10-year certain and life annuity.

(9)	Amount reflects a lump sum distribution of benefits as required under the plan in the event of termination following a change in control.

(10)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(11)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Jerry W. Nix

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	2,919,855	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	153,710
Restricted Stock and PRSUs(3)	—	466,234	466,234	—	466,234
Retirement Benefits
Pension Plan(4)	72,287	36,143	83,526	72,287	72,287	(5)
Supplemental Retirement Plan(6)	224,807	112,404	224,807	224,807	3,465,493	(7)
Tax-Deferred Savings Plan(8)	521,769	521,769	521,769	521,769	521,769
Other Benefits Health & Welfare	—	—	—	—	14,325	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,399,808	(10)

Total	818,863	1,136,550	1,296,336	818,863	9,013,481

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2008 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios reflect a single payment of an annual annuity stream, assuming a 50% joint and survivor annuity option payable at December 31, 2008 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Nix may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $1,088,471.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except involuntary termination following a change in control) reflect a single payment of an annual annuity stream, assuming payment under a 50% joint and survivor annuity option, which was elected by Mr. Nix when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2008 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $38,665. Under the terms of the Supplemental Retirement Plan as amended and restated effective January 1, 2009, Mr. Nix’s spouse would receive a lump sum death benefit of $1,502,728 instead of the annuity death benefit shown in the table.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $49,531.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Larry R. Samuelson

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	1,531,051	(1)
Acceleration of Equity Awards Stock Options and SARs(2)	—	—	—	—	154,234
Restricted Stock and PRSUs(3)	—	252,278	252,278	—	252,278
Retirement Benefits
Pension Plan(4)	71,480	35,740	86,745	71,480	71,480	(5)
Supplemental Retirement Plan(6)	177,891	177,891	177,891	177,891	3,048,508	(7)
Other Benefits
Health & Welfare	—	—	—	—	16,180	(8)

Total	249,371	465,909	516,914	249,371	5,073,731

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2008 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios reflect a single payment of an annual annuity stream, assuming a 50% joint and survivor annuity option payable at December 31, 2008 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Samuelson may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $1,095,523.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except involuntary termination following a change in control) reflect a single payment of an annual annuity stream, assuming payment under a 100% joint and survivor annuity option, which was elected by Mr. Samuelson when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2008 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $33,295. Under the terms of the Supplemental Retirement Plan as amended and restated effective January 1, 2009, Mr. Samuelson’s spouse would receive a lump sum death benefit of $1,310,737 instead of the annuity death benefit shown in the table.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $43,572.

(8)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Robert J. Susor

				Termination
				by Company
				or Executive
				Other Than	Involuntary
				Retirement,	Termination
				Death or	Following a
				Disability	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	($)	Control ($)

Cash Severance	—	—	—	—	2,345,468	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	153,710
Restricted Stock and PRSUs(3)	—	396,318	396,318	—	396,318
Retirement Benefits
Pension Plan(4)	82,593	41,297	92,474	82,593	82,593	(5)
Supplemental Retirement Plan(6)	189,924	142,443	189,924	189,924	3,087,585	(7)
Tax-Deferred Savings Plan(8)	481,315	481,315	481,315	481,315	481,315
Other Benefits
Health & Welfare	—	—	—	—	16,180	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,131,615	(10)

Total	753,832	1,061,373	1,160,031	753,832	7,694,784

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2008 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios reflect a single payment of an annual annuity stream, assuming a 50% joint and survivor annuity option payable at December 31, 2008 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65.

(5)	Mr. Susor may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum present value of the annual benefit shown in the table is $1,243,126.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except involuntary termination following a change in control) reflect a single payment of an annual annuity stream, assuming payment under a 75% joint and survivor annuity option, which was elected by Mr. Susor when he signed a joinder agreement to participate in the plan. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable at December 31, 2008 or at the participant’s earliest eligibility age if later. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $34,066. Under the terms of the Supplemental Retirement Plan as amended and restated effective January 1, 2009, Mr. Susor’s spouse would receive a lump sum death benefit of $1,330,530 instead of the annuity death benefit shown in the table.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $44,130.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Paul D. Donahue

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	1,551,394	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	—	—	—	—
Restricted Stock and PRSUs(3)	—	284,352	284,352	—	284,352
Retirement Benefits(4)
Pension Plan	12,867	6,433	21,445	12,867	12,867	(5)
Supplemental Retirement Plan(6)	—	—	—	—	—
Tax-Deferred Savings Plan(7)	111,100	111,100	111,100	111,100	111,100
Other Benefits
Health & Welfare	—	—	—	—	21,344	(8)
Estimated 280G Tax Gross-Ups	—	—	—	—	601,453	(9)

Total	123,967	401,885	416,897	123,967	2,582,510

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2008 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios reflect a single payment of an annual annuity stream, assuming a 50% joint and survivor annuity option payable at December 31, 2008 or at the participant’s earliest eligibility age, if later. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assumes two extra years of credited service are earned while on disability and that the benefits are payable at age 65. All benefits reflect the application of Mr. Donahue’s partially vested percentage.

(5)	Under the terms of the plan amendment effective January 1, 2009, Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The amendment also provides for 100%

vesting upon a change in control. The lump sum payable to Mr. Donahue if he is terminated January 1, 2009 following a change in control in $186,106.

(6)	The Supplemental Retirement Plan in effect at December 31, 2008 does not provide any benefits prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The Supplemental Retirement Plan was amended and restated effective January 1, 2009 to provide for 100% vesting upon death or disability. Under the terms of that amended and restated plan, Mr. Donahue’s post-employment benefits would be as follows: an annual annuity of $60,516 in the event of disability, payable at normal retirement age under the elected single life annuity option, and a lump sum benefit of $168,938 payable to his surviving spouse in the event of his death. The Supplemental Retirement Plan was also amended and restated to provide for 100% vesting upon a change in control. Under these terms, an immediate lump sum distribution of benefits would be required in the event of termination following a change in control. The lump sum value as of January 1, 2009 would be $474,882, which includes an estimated FICA tax gross-up amount of $6,787.

(7)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(8)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(9)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and
Governance Committee:

J. Hicks Lanier (Chairman)
John D. Johns
Richard W. Courts, II
Gary W. Rollins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee during 2008: Richard W. Courts, II, John D. Johns, J. Hicks Lanier and Gary W. Rollins. None of such persons was an officer or employee of the Company during 2008 or at any time in the past. During 2008, none of the members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

2008 Director Compensation

		Fees
		Earned or	Stock	All Other
		Paid in	Awards	Compensation
NAME	Year	Cash ($)	($)(1)	($)		Total ($)

Mary B. Bullock	2008	46,250	74,988			121,238
Richard W. Courts, II	2008	50,000	74,988			124,988
Jean Douville	2008	—	—	129,534	(2)	129,534
George C. Guynn	2008	45,000	74,988			119,988
John D. Johns	2008	43,750	74,988			118,738
Michael M. E. Johns, M.D.	2008	46,250	74,988			121,238
J. Hicks Lanier	2008	55,000	74,988			129,988
Wendy B. Needham	2008	45,000	74,988			119,988
Larry L. Prince	2008	46,250	74,988	45,048	(3)	161,787
Gary W. Rollins	2008	43,750	74,988			118,738
Lawrence G. Steiner	2008	50,000	74,988			124,988

(1)	Represents the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include an award of 1,800 RSUs granted to each non-employee director on April 1, 2008, the grant date fair value of which was $74,988 (based on the closing price of the Company’s common stock on the grant date). The aggregate number of RSUs and stock options held by each director as of December 31, 2008 was as follows:

Director	Number of RSUs	Number of Options

Mary B. Bullock	8,518	—
Richard W. Courts, II	8,518	3,000
Jean Douville	—	20,000
George C. Guynn	3,449	—
John D. Johns	8,518	—
Michael M. E. Johns, M.D.	8,518	3,000
J. Hicks Lanier	8,518	3,000
Wendy B. Needham	8,518	—
Larry L. Prince	5,094	—
Gary W. Rollins	5,094	—
Lawrence G. Steiner	8,518	3,000

(2)	Mr. Douville is an employee of our wholly-owned subsidiary, UAP Inc., a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. For 2008, Mr. Douville received a base salary equal to $70,755, plus $58,779 in other benefits, including a car allowance, flexible spending account and other miscellaneous perquisites.

(3)	Represents the incremental cost to the Company of the following benefits and perquisites that were approved as post-retirement benefits for Mr. Prince in connection with his retirement as an executive officer of the Company on March 31, 2005: use of office space and executive assistant for non company business ($34,179), medical and dental insurance coverage ($8,556), club membership dues ($2,313).

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Company’s full Board of Directors. Non-employee directors of the Company are paid $8,750 per quarter in compensation for service as director, plus $1,250 per board and committee meeting attended, except that the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee are paid $10,000 per quarter and $1,250 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2006 Long Term Incentive Plan. On April 1, 2008, each non-employee director serving on such date was granted 1,800 RSUs. Each RSU represents a fully vested right to receive one share of our common stock on April 1, 2013, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct and Ethics for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct and Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executives had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2009. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2009. Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2009.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2008. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2007 and 2008, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2007 and 2008 and for the reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2007 and 2008 were approximately $4.2 million and $4.0 million, respectively.

Audit Related Fees.  The aggregate fees billed by Ernst & Young LLP for 2007 and 2008 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $140,000 and $85,000, respectively. These services primarily related to the Company’s benefit plans and audit consultations.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for 2007 and 2008 for professional services rendered for tax compliance and tax advice for the Company were $2.4 million and $2.4 million, respectively.

All Other Fees.  No fees were billed by Ernst & Young LLP for professional services rendered during 2007 and 2008 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chairman of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management. The term of any pre-approval is twelve months unless the Audit Committee specifically provides for a different period.

The Audit Committee must approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chairman of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chairman evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to legal requirements and the Company’s Audit Committee Charter and Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2008 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of five directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2008 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2008 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2008 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Members of the Audit Committee

Lawrence G. Steiner (Chairman)
George C. Guynn
Mary B. Bullock
Michael M.E. Johns, M.D.
Wendy B. Needham

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2008, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

Whether or not you expect to be present at the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. If you prefer, you can vote by telephone or Internet voting by following the instructions on the enclosed proxy card.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of shareholders of the Company intended to be presented for consideration at the 2010 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before October 30, 2009 in order to be included in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders. In addition, with respect to any shareholder proposal that is not submitted for inclusion in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders but is instead sought to be presented directly to the shareholders at the 2010 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on January 13, 2010, or (ii) the Company receives notice of the proposal before the close of business on January 13, 2010 and advises shareholders in the proxy statement for the 2010 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by January 13, 2010 that it intends to deliver a proxy statement and form of proxy with respect to such proposal and thereafter takes the necessary steps to do so.

MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 20, 2009. Vote by Internet · Log on to the Internet and go to www.investorvote.com
· Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the eleven listed nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Dr. Mary B. Bullock 02 — Jean Douville 03 — Thomas C. Gallagher + 04 — George C. “Jack” Guynn 05 — John D. Johns 06 Michael M. E. Johns, MD 07 — J. Hicks Lanier 08 — Wendy B. Needham 09 — Jerry W. Nix 10 — Larry L. Prince 11 — Gary W. Rollins For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — Genuine Parts Company Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 20, 2009 The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 20, 2009 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1 AND 2. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. (Continued, and to be signed, on the reverse side)

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the eleven listed nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Dr. Mary B. Bullock 02 — Jean Douville 03 — Thomas C. Gallagher + 04 — George C. “Jack” Guynn 05 — John D. Johns 06 Michael M. E. Johns, MD 07 — J. Hicks Lanier 08 — Wendy B. Needham 09 — Jerry W. Nix 10 — Larry L. Prince 11 — Gary W. Rollins For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below lease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Genuine Parts Company Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 20, 2009 The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 20, 2009 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1 AND 2. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. (Continued, and to be signed, on the reverse side)